Exhibit 99.1

AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of March 11, 2013, by and among Calgon Carbon Corporation (the “Company”) and the entities and natural persons listed on Exhibit A hereto and their respective Affiliates (collectively, “Starboard”) (each of the Company and Starboard, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, the Company and Starboard have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans;

WHEREAS, Starboard is deemed to beneficially own shares of common stock of the Company (the “Common Stock”) totaling, in the aggregate, four million nine hundred sixty-five thousand (4,965,000) shares, or approximately nine and two tenths percent (9.2%), of the Common Stock of the Company issued and outstanding on the date hereof;

WHEREAS, Starboard submitted a nomination letter to the Company on January 15, 2013 (the “Nomination Letter”) nominating director candidates to be elected to the Company’s board of directors (the “Board”) at the 2013 annual meeting of stockholders of the Company (the “2013 Annual Meeting”); and

WHEREAS, the Company and Starboard have determined to come to an agreement with respect to the election of members of the Board at the 2013 Annual Meeting, certain matters related to the 2013 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.           Board Matters; Board Appointments; 2013 Annual Meeting.

(a)         Prior to the mailing of its definitive proxy statement for the 2013 Annual Meeting, the Company agrees that the Board and all applicable committees of the Board shall take all necessary actions to (i) increase the size of the Board from eight (8) members to nine (9) members, and (ii) nominate Donald C. Templin (“Templin”) and Louis S. Massimo (the “Starboard Appointee,” and with Templin, the “New Appointees”) for election to the Board at the 2013 Annual Meeting.  Each of the New Appointees shall be designated as nominees for the class of directors with terms expiring at the 2016 annual meeting of stockholders (the “2016 Annual Meeting”).

(b)         Upon the execution of this Agreement, Starboard hereby irrevocably withdraws its Nomination Letter and Starboard hereby agrees not to  (i) nominate any person for election at the 2013 Annual Meeting, (ii) submit any proposal for consideration at, or bring any other business before, the 2013 Annual Meeting, directly or indirectly, or (iii) initiate, encourage or participate in any “withhold” or similar campaign with respect to the 2013 Annual Meeting, directly or indirectly, and shall not permit any of its Affiliates or Associates to do any of the items in this Section 1(b).  Starboard shall not publicly or privately encourage or support any other stockholder to take any of the actions described in this Section 1(b).

(c)         The Company agrees that it will recommend, support and solicit proxies for the election of the New Appointees at the 2013 Annual Meeting in the same manner as for the Company’s other nominees standing for election to the Board at the 2013 Annual Meeting.

(d)         The Company agrees that if the Starboard Appointee or any Replacement Director (as defined below) is unable to serve as a director, resigns as a director or is removed as a director prior to the 2016 Annual Meeting, and at such time Starboard beneficially owns in the aggregate at least the lesser of 3.0% of the Company’s then outstanding Common Stock (subject to adjustment for stock splits, reclassifications, combinations and similar adjustments), the Company and Starboard shall discuss in good faith the mutual recommendation to the Governance Committee of the Board (the “Governance Committee”) of the appointment of a substitute person to fill the resulting vacancy in the class of directors with terms expiring at the 2016 Annual Meeting, which person shall (i) be independent of Starboard, (ii) qualify as “independent” pursuant to NYSE listing standards, and (iii) have relevant financial and business experience.  The appointment of any such person to the Board will be subject to the approval of the Governance Committee, in its sole discretion, after exercising its fiduciary duties in good faith (any such replacement nominee appointed in accordance with the terms of this Section 1(d) shall be referred to as the “Replacement Director”).  Upon the acceptance of a Replacement Director nominee by the Governance Committee, the Board will appoint such Replacement Director to the Board no later than five (5) business days after the Governance Committee recommendation of such Replacement Director.

(e)          At the 2013 Annual Meeting, Starboard agrees to appear in person or by proxy at the 2013 Annual Meeting and vote all shares of Common Stock beneficially owned by it (i) in favor of the election of each of the Company’s nominees for election to the Board (ratably with respect to all nominees) and (ii) in accordance with the Board’s recommendation with respect to the Company’s “say-on-pay” proposal, unless, as relates solely to the Company’s “say-on-pay” proposal, Institutional Shareholder Services Inc. recommends otherwise.

(f)          Starboard agrees that it will cause its Affiliates and Associates to comply with the terms of this Agreement.  As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or the rules or regulations promulgated thereunder (the “Exchange Act”) and shall include all persons or entities that at any time during the term of this Agreement become Affiliates or Associates of any person or entity referred to in this Agreement.

(g)         As of the date of this Agreement, the New Appointees are appointed as observers to the Board (the “Board Observers”) until the 2013 Annual Meeting.  Each of the Board Observers will (i) receive copies of all notices and written information furnished to the full Board, reasonably in advance of each meeting to the extent practicable, and (ii) be permitted to be present at all meetings of the full Board (whether by phone or in person).  Notwithstanding the foregoing, (A) the Company shall be entitled to withhold any information and exclude the Board Observers from any meeting, or any portion thereof, as is reasonably determined by the Company to be necessary to protect the Company’s attorney-client privilege, or as otherwise may be appropriate until the New Appointees are elected to the Board, and (B) the Board Observers shall execute a confidentiality agreement in form and substance reasonably acceptable to the Company with respect to the information and discussions to which the Board Observers will have access.

(h)         Within five (5) business days following the date of this Agreement, the Company shall amend its Rights Agreement, dated as of January 27, 2005, as amended, to replace any mention of “ten percent” or “10%” in the definition of “Acquiring Person” in Section 1(a) thereof with “fifteen percent” or “15%”, and to make any necessary conforming changes.

(i)          The Company shall use its reasonable best efforts to hold the 2013 Annual Meeting no later than May 31, 2013.

(j)          The Company shall have dissolved the Executive Committee of the Board on or prior to the date of this Agreement.  The Company agrees that if a new Executive Committee of the Board is created, the Board will take all action necessary in furtherance of the appointment of the Starboard Appointee to the Executive Committee of the Board.

(k)         The Company agrees that promptly following the conclusion of the 2013 Annual Meeting, but in any event no later than thirty (30) days thereafter, the Board will take all action necessary in furtherance of (i) the appointment of Templin to the Audit Committee of the Board and (ii) the appointment of the Starboard Appointee to the Compensation Committee of the Board.

2.           Standstill Provisions.

(a)         Starboard agrees that, from the date of this Agreement until the earlier of (i) the date that is fifteen (15) business days prior to the deadline for the submission of stockholder nominations for the 2014 annual meeting of stockholders of the Company pursuant to the Company’s bylaws or (ii) the date that is one-hundred (100) days prior to the first anniversary of the 2013 Annual Meeting (the “Standstill Period”), neither it nor any of its Affiliates or Associates under its control or direction will, and it will cause each of its Affiliates and Associates under its control not to, directly or indirectly, in any manner:

  (i)           engage in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including, without limitation, any solicitation of consents that improperly seeks to call a special meeting of stockholders), in each case, with respect to securities of the Company;

                              (ii)          form, join or in any way participate in any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Common Stock (other than a “group” that includes all or some of the persons identified on Exhibit A, but does not include any other entities or persons not identified on Exhibit A as of the date hereof); provided, however, that nothing herein shall limit the ability of an Affiliate of Starboard to join the “group” following the execution of this Agreement, so long as any such Affiliate agrees to be bound by the terms and conditions of this Agreement;

                             (iii)          deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Starboard and otherwise in accordance with this Agreement;

                              (iv)         seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election or removal of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors;

                              (v)          (A) make any proposal for consideration by stockholders at any annual or special meeting of stockholders of the Company, (B) make any offer or proposal (with or without conditions) with respect to a merger, acquisition, recapitalization, restructuring, disposition or other business combination involving Starboard and the Company, or encourage, initiate or support any other third party in any such related activity or (C) make any public communication in opposition to any Company acquisition or disposition activity approved by the Board;

                              (vi)         seek, alone or in concert with others, representation on the Board, except as specifically contemplated in Section 1;

                              (vii)        seek to advise, encourage, support or influence any person with respect to the voting or disposition of any securities of the Company at any annual or special meeting of stockholders, except in accordance with Section 1; or

                              (viii)       make any request or submit any proposal to amend the terms of this Agreement other than through non-public communications with the Company that would not be reasonably determined to trigger public disclosure obligations for any Party.

(b)         Except as expressly provided in Section 1 or Section 2(a), each member of Starboard shall be entitled to:

                              (i)           vote their shares on any other proposal duly brought before the 2013 Annual Meeting, or otherwise vote as each member of Starboard determines in its sole discretion; or

                              (ii)          disclose, publicly or otherwise, how it intends to vote or act with respect to any securities of the Company, any stockholder proposal or other matter to be voted on by the stockholders of the Company and the reasons therefore; provided that, as applicable, all such activity is in compliance with the requirements of this Agreement.

3.           Representations and Warranties of the Company.

The Company represents and warrants to Starboard that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, and (d) the Company has dissolved the Executive Committee of the Board.

4.           Representations and Warranties of Starboard.

Starboard represents and warrants to the Company that (a) the authorized signatory of Starboard set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind it thereto, (b) this Agreement has been duly authorized, executed and delivered by Starboard, and is a valid and binding obligation of Starboard, enforceable against Starboard in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of Starboard as currently in effect, (d) the execution, delivery and performance of this Agreement by Starboard does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to Starboard, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, and (e) as of the date of this Agreement, (i) Starboard is deemed to beneficially own in the aggregate four million nine hundred sixty-five thousand (4,965,000) shares of Common Stock and (ii) Starboard does not currently have, and does not currently have any right to acquire, any interest in any other securities of the Company (or any rights, options or other securities convertible into or exercisable or exchangeable (whether or not convertible, exercisable or exchangeable immediately or only after the passage of time or the occurrence of a specified event) for such securities or any obligations measured by the price or value of any securities of the Company or any of its Affiliates, including any swaps or other derivative arrangements designed to produce economic benefits and risks that correspond to the ownership of Common Stock, whether or not any of the foregoing would give rise to beneficial ownership (as determined under Rule 13d-3 promulgated under the Exchange Act), and whether or not to be settled by delivery of Common Stock, payment of cash or by other consideration, and without regard to any short position under any such contract or arrangement).

5.           Press Release.

Promptly following the execution of this Agreement, the Company and Starboard shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing certain terms of this Agreement, in the form attached hereto as Exhibit B.  Prior to the issuance of the Mutual Press Release, neither the Company nor Starboard shall issue any press release or public announcement regarding this Agreement without the prior written consent of the other Party.  Until the 2013 Annual Meeting, neither the Company nor Starboard or the Starboard Appointee shall make any public announcement or statement that is inconsistent with or contrary to the statements made in the Mutual Press Release, except as required by law or the rules of any stock exchange or with the prior written consent of the other Party.

6.           Specific Performance.

Each of Starboard, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that Starboard, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 6 is not the exclusive remedy for any violation of this Agreement.

7.           Expenses.

The Company shall reimburse Starboard for its reasonable, documented out-of-pocket fees and expenses (including legal expenses) incurred in connection with the matters related to the 2013 Annual Meeting, the filing of a Schedule 13D amendment in connection with this Agreement and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed Fifty Thousand dollars ($50,000) in the aggregate.

8.           Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

9.           Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered:  (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Calgon Carbon Corporation
500 Calgon Carbon Drive
Pittsburgh, Pennsylvania 15205
Attention:       Randall S. Dearth
Richard D. Rose, Esq.
Telephone:      (412) 787-6725
Facsimile:         (412) 787-4774

with a copy (which shall not constitute notice) to:

Jones Day
901 Lakeside Avenue
Cleveland, Ohio 44114-1190
Attention:  Lyle G. Ganske, Esq.
Telephone:  (216) 586-7264
Facsimile:   (216) 579-0212

500 Grant Street, Suite 4500
Pittsburgh, Pennsylvania 15219
Attention:  David A. Grubman, Esq.
Telephone:  (412) 394-7223
Facsimile:  (412) 394-7959

If to Starboard or any member thereof:

Starboard Value LP
599 Lexington Avenue, 19th Floor
New York, New York 10022
Attention:  Jeffrey C. Smith
Telephone:  (212) 845-7955
Facsimile:  (212) 845-7988

with a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, New York 10022
Attention:  Steve Wolosky, Esq.
Telephone:  (212) 451-2333
Facsimile:  (212) 451-2222

10.           Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the Parties hereto hereby irrevocably submits, with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

11.           Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

12.           Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties hereto with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and Starboard, except that the signature of an authorized representative of the Company will not be required to permit an Affiliate of Starboard to agree to be listed on Exhibit A and be bound by the terms and conditions of this Agreement.  No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of Starboard, the prior written consent of the Company, and with respect to the Company, the prior written consent of Starboard.  This Agreement is solely for the benefit of the Parties hereto and is not enforceable by any other persons.

13.           Mutual Non-Disparagement.

Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, or if earlier, until such time as the other Party or any of its agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors shall have breached this Section, neither it nor any of its respective agents, subsidiaries, affiliates, successors, assigns, officers, key employees or directors, shall in any way publicly disparage, call into disrepute, or otherwise defame or slander the other Parties or such other Parties’ subsidiaries, affiliates, successors, assigns, officers (including any current officer of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), directors (including any current director of a Party or a Parties’ subsidiaries who no longer serves in such capacity following the execution of this Agreement), employees, stockholders, agents, attorneys or representatives, or any of their products or services, in any manner that would damage the business or reputation of such other Parties, their products or services or their subsidiaries, affiliates, successors, assigns, officers (or former officers), directors (or former directors), employees, stockholders, agents, attorneys or representatives.  For purposes of this Section 13, the Starboard Appointee shall not be deemed to be an agent, affiliate, officer, key employee or director of the Company or Starboard and no actions taken by any agent or other representative of a Party in any capacity other than as a representative of such Party shall be covered by this Agreement.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

CALGON CARBON CORPORATION

By:	/s/ Randall S. Dearth
Name:	Randall S. Dearth
Title:	Chief Executive Officer

STARBOARD:

STARBOARD VALUE AND
OPPORTUNITY MASTER FUND LTD
By: Starboard Value LP,
       its investment manager

STARBOARD VALUE AND
OPPORTUNITY S LLC
By: Starboard Value LP,
       its manager

STARBOARD VALUE LP
By: Starboard Value GP LLC,
       its general partner
STARBOARD VALUE GP LLC By: Starboard Principal Co LP, its member STARBOARD PRINCIPAL CO LP By: Starboard Principal Co GP LLC, its general partner STARBOARD PRINCIPAL CO GP LLC

By:	/s/ Peter A. Feld
Name:	Peter A. Feld
Title:	Authorized Signatory

[Signature Page to Agreement]

EXHIBIT A

Starboard

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD
STARBOARD VALUE AND OPPORTUNITY S LLC
STARBOARD VALUE LP
STARBOARD VALUE GP LLC
STARBOARD PRINCIPAL CO LP
STARBOARD PRINCIPAL CO GP LLC
JEFFREY C. SMITH
MARK R. MITCHELL
PETER A. FELD

EXHIBIT B

PRESS RELEASE

Calgon Carbon and Starboard Value Reach Agreement on Board Seats

Company Adds Two New Independent Directors to Slate; Independent Director Robert Cruickshank to Retire

Starboard Agrees To Support All Director Nominees at 2013 Annual Meeting

Company Agrees to Amend Shareholder Rights Agreement to Raise Beneficial Ownership Trigger to 15%

PITTSBURGH, PA – March 11, 2013 -- Calgon Carbon Corporation (NYSE: CCC) today announced it has reached an agreement with Starboard Value LP (Starboard) and its affiliates regarding the composition of the Board of Directors. Starboard beneficially owns approximately 9.2% of the outstanding shares of Calgon Carbon’s common stock.

Under the terms of the agreement, Calgon Carbon will nominate two new independent directors to the 2013 slate of nominees. Louis S. Massimo, former Executive Vice President and Chief Operating Officer of Arch Chemicals, Inc., and Donald C. Templin, Senior Vice President and Chief Financial Officer of Marathon Petroleum Corporation. Neither is employed by or affiliated with the Company or with Starboard.

The nominations will be included in the Company’s 2013 proxy statement and submitted for stockholder approval at the Company's 2013 Annual Meeting, which has been set for May 1, 2013.

The Company also agreed to amend its shareholder rights agreement to raise the beneficial ownership trigger from 10% to 15%.

The Company also said that long-time Director Robert W. Cruickshank will be retiring at the end of his term and not standing for re-election.

Starboard has agreed to vote all of its shares in favor of each of the Board's nominees at the 2013 Annual Meeting. A total of four director nominees will stand for election at the Meeting, including the two new candidates. If all nominees are elected, the Calgon Carbon Board will be expanded by one seat, to nine directors.

Randy Dearth, Calgon Carbon’s president and chief executive officer, said, “We are pleased to have reached a constructive agreement with Starboard resulting in two excellent new candidates as director nominees. Both individuals will further strengthen our Board with their considerable operational and financial experience and will contribute to our transformation initiatives as we become a leaner, higher-performance enterprise.

“I would also like to express great appreciation to Bob Cruickshank for his wise counsel and invaluable insights as a member of our Board since the Company’s inception. We thank him for his many years of dedicated service.”

Jeff Smith, CEO of Starboard, commented, “The new Board candidates are the outcome of productive conversations with the management and Board of Calgon Carbon. We believe they will make substantial contributions to the Company while serving the best interests of all of its stockholders. We look forward to enhanced value for the benefit of all stockholders.”

The complete agreement between Calgon Carbon and Starboard will be included as an exhibit to the Company's Current Report on Form 8-K which will be filed with the Securities and Exchange Commission (“SEC”). Further details regarding the 2013 Annual Meeting will be included in the Company’s definitive proxy materials, which will be filed with the SEC.

The Calgon Carbon Annual Meeting will be held on May 1, 2013, at 1:00 p.m., Eastern Time, at the principal executive office of the Company located at 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania, 15205.

For more information about Calgon Carbon’s leading activated carbon and ultraviolet technology solutions for municipalities and industries, visit www.calgoncarbon.com.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making water and air safer and cleaner.

This news release contains historical information and forward-looking statements. Forward-looking statements typically contain words such as “expect,” “believe,” “estimate,” “anticipate,” or similar words indicating that future outcomes are uncertain. Statements looking forward in time, including statements regarding future growth and profitability, price increases, cost savings, broader product lines, enhanced competitive posture and acquisitions, are included in the company’s most recent Annual Report pursuant to the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance suggested herein. Further, the company operates in an industry sector where securities values may be volatile and may be influenced by economic and other factors beyond the company’s control. Some of the factors that could affect future performance of the company are changes in, or delays in the implementation of, regulations that cause a market for our products, acquisitions, higher energy and raw material costs, costs of imports and related tariffs, labor relations, capital and environmental requirements, changes in foreign currency exchange rates, borrowing restrictions, validity of patents and other intellectual property, and pension costs. In the context of the forward-looking information provided in this news release, please refer to the discussions of risk factors and other information detailed in, as well as the other information contained in the company’s most recent Annual Report.

Contact:
Calgon Carbon Corporation
Gail A. Gerono, 412-787-6775
Vice President – Investor Relations and Communications
ggerono@calgoncarbon-us.com